EXHIBIT 10.3

Schrödinger, Inc.

Third Amended and Restated Director Compensation Policy

Adopted on March 15, 2022

Effective as of January 1, 2022, the non-employee directors of Schrödinger, Inc. (the “Company”) shall receive the following compensation for their service as members of the Board of Directors (the “Board”) of the Company.

Director Compensation

Our goal is to provide compensation for our non-employee directors in a manner that enables us to attract and retain outstanding director candidates and reflects the substantial time commitment necessary to oversee the Company’s affairs. We also seek to align the interests of our directors and our stockholders and we have chosen to do so by compensating our non-employee directors with a mix of cash and equity-based compensation.

Cash Compensation

The fees that will be paid to our non-employee directors for service on the Board, and for service on each committee of the Board on which the director is then a member, and the fees that will be paid to the chairperson of the Board, if one is then appointed, and the chairperson of each committee of the Board will be as follows:

	1 Base	2 Incremental–Board Chair or Committee Chair	3 Incremental – Non-Chair Committee Members
Board of Directors	$45,000	$35,000 (Non-Executive Chair)	—
Audit Committee	—	$20,000	$10,000
Compensation Committee	—	$15,000	$7,500
Nominating and Corporate Governance Committee	—	$10,000	$5,000
Drug Discovery Committee	—	$10,000	$5,000

The foregoing fees will be payable in arrears in four equal quarterly installments on the last day of each quarter, provided that the amount of such payment will be prorated for any portion of such quarter that the director is not serving on our Board, on such committee or in such position.

Equity Compensation

Initial Grants. Upon initial election to our Board, each non-employee director will be granted, automatically and without the need for any further action by the Board, an initial equity award of an option to purchase a number of shares of our common stock having an aggregate value of $380,000 as of the grant date, determined using a Black-Scholes valuation model. The initial award shall have a term of ten years from the date of grant of the award, and shall vest and become exercisable as to 33.3333% of the shares underlying such award on each of the first, second and third anniversaries of the date of grant of the award, subject the director’s continued service as a director, employee or consultant through each applicable vesting date. The vesting shall accelerate as to 100% of the shares upon a Change in Control of the Company (as defined in the Company’s Executive Severance and Change in Control Benefits Plan). The exercise price shall be the closing price of our common stock on the date of grant.

Annual Grants. Beginning in calendar year 2022, each non-employee director who is serving as a member of our Board will be granted, automatically and without the need for any further action by the Board, an equity award on the date of our annual meeting of stockholders for such year of an option to purchase a number of shares of our common stock having an aggregate value of $190,000 as of the date of such annual meeting of stockholders, as determined using a Black-Scholes valuation model; provided, however, that for a non-employee director who was initially elected to the Board within the 12 months preceding the annual meeting of stockholders, the number of shares subject to such option shall be pro-rated on a monthly basis for time in service. The annual award shall have a term of ten years from the date of the award, and shall vest on the twelve-month anniversary of the date of grant of the award (or, if earlier, the date of the next annual meeting of stockholders following the date of grant of the award), subject to the director’s continued service as a director, employee or consultant through the applicable vesting date. The vesting shall accelerate as to 100% of the shares upon a Change in Control of the Company. The exercise price shall be the closing price of our common stock on the date of grant.

The initial awards and the annual awards shall be subject to the terms and conditions of our 2020 Equity Incentive Plan, or any successor plan, and the terms of the option agreements entered into with each director in connection with such awards.

Expenses

Upon presentation of documentation of such expenses reasonably satisfactory to the Company, each non-employee director shall be reimbursed for his or her reasonable out-of-pocket business expenses incurred in connection with attending meetings of the Board and committees thereof or in connection with other business related to the Board, and each non-employee director shall also be reimbursed for his or her reasonable out-of-pocket business expenses authorized by the Board or a committee of the Board that are incurred in connection with attendance at various conferences or meetings with management of the Company, in accordance with the Company’s travel policy, as it may be in effect from time to time.